UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2009

NF ENERGY SAVING CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50155	02-0563302
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 - Jia Bei Si Dong Road, Tie Xi Qu
Shenyang, P.R. China	110021
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (8624) 2560-9750

NF Energy Saving Corporation of America
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 8, 2009, the Board of Directors of the NF Energy Saving Corporation (“Company”) appointed Messrs. Zhongmin Wang, Jiuding Yan and John C. MacLean and Ms. Lesley Jin as directors to fill four vacancies created by the expansion of the size of the board of directors.

Mr. Zhongmin Wang has been the director of the ISO Board in the People’s Republic of  China since 2004, the Vice Minister of Standardization Administration of the People’s Republic of China since 2004, and the Minister of China Special Equipment Inspection and Research Center since 2004.  From 1978 to1985 he was the Party Secretary and Factory Manager of Jinzhou Ferroalloy Co., Ltd.; from 1985 to 1992 he was the Director of the Liaoning Metallurgy Bureau; from 1992 to1996, he was the Committeeman and Vice-Mayor of Huludao City; from 1996 to 2000 he was the Party Secretary and Deputy Director of Liaoning Province Economy and Trade Commission; and from 2000 to 2004 he was the Party Secretary and Director of General Administration of quality Supervision, Inspection and quarantine of Liaoning Province.  Mr. Wang has degrees from the Management Department of Beijing Technology University, Northeastern University and the Party School of the CPC Central Committee.

Mr. Jiuding Yan has the Vice President of Zhong Tian Securities Corporation Limited since July 2004.  From 1996 to July 2004, Mr. Yan was the Deputy General Manager of Liaoning Orient Securities Company.  Mr. Yan also acts as a financial consultant to public and non-public companies operating in the People’s Republic of China and in other countries.  Mr. Yan has degrees from Shenyang Agricultural University and the California State University, Hayward.

John MacLean is founder and President of Energy Efficiency Finance Corp., a financial advisory firm specializing in finance for energy efficiency and renewable energy projects founded in 1999 and based in Olympia, Washington, USA.  Mr. MacLean’s background is investment banking in municipal and project finance for energy and environmental projects.  He has 26 years commercial finance experience with a wide range of investment structures for senior debt, municipal bond, leasing, factoring, subordinated debt, guarantees, project equity and corporate equity transactions and has worked on financing EE projects and companies throughout his career.  His clients have included commercial and development financial institutions, energy services companies, utilities, public agencies and state and local governments on project development, procurement and finance assignments.  For the last fourteen years, he has worked internationally as a financial advisor with the International Finance Corp., World Bank, Asian Development Bank, United Nations Environment Program and others to develop, structure and implement energy efficiency and renewable energy investments and finance programs.  He graduated from Yale University in 1980 in economics and teaches sustainable economics and political economy at The Evergreen State College.

Ms. Beijie (Lesley) Jin has been an Associate at ARC China, Inc., a private equity firm based in Shanghai. Ms. Jin was a senior consultant from 2005-2008 at Ernst & Young where she undertook a variety of tax and business development advisories as well as due diligence in the manufacturing and fast-moving consumer goods sectors. Ms. Jin worked at Price Waterhouse Coopers from 2003-2005, where she conducted various auditing projects in the energy, chemical, manufacturing and fast-moving consumer goods sectors. Ms. Jin is a member of Chinese CPA Association.

The Company has provided each of the directors with a retention agreement.  The agreement is for a term of two years, however it may be terminated earlier on the removal from the director position by a shareholder vote, resignation of the director and upon approval by the board of directors.  Each director will be paid $24,000 per year, and each director received an award of options for 20,000 shares of common stock, exercisable for five years.  The options vest one-half per year of the retention agreement term, as long as they are directors at vesting. The options are exercisable at $1.60 per share. The agreements provide for reimbursement of expenses, provides full indemnification and advancement of expenses in the event the person is involved in an action arising out of his directorship, and a confidentiality and assignment of inventions provisions. The Company is to provide insurance coverage if obtainable on reasonable terms at regular rates.

The Company established and adopted charters for its Audit Committee Nominations Committee and Compensation Committee on September 8, 2009.  In connection with the establishment of the committees, the following committee memberships were determined:

Audit Committee: Mr. Mia Kuang Ching (Chairman), Mr. Beijie Jin and Mr. Jiuding Yan.

Nominations Committee: Jianxin Wang (Chairman), and Mr. Jiuding Yan

Compensation Committee:  Mr. John C. MacLean (Chairman) and Mr. Zhongmin Wang

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 8, 2009, the Board of Directors established the number of directors of Company at nine (9) persons, creating four vacancies, which were filled by action of the directors on the same day.

Item 9.01  Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
None.

(b)	Pro forma financial information.
None.

(c)	Exhibits.

10.1	Form of Director Retainer Agreement with Mr. Zhongmin Wang, including Proprietary Information and Inventions Agreement and Indemnity Agreement *

10.2	Form of Director Retainer Agreement with Mr. Jiuding Yan, including Proprietary Information and Inventions Agreement and Indemnity Agreement *

10.3	Form of Director Retainer Agreement with Mr. John C. MacLean, including Proprietary Information and Inventions Agreement and Indemnity Agreement *

10.4	Form of Director Retainer Agreement with Ms. Lesley Jin, including Proprietary Information and Inventions Agreement and Indemnity Agreement *

10.5	Audit Committee Charter *

10.6	Nominations Committee Charter *

10.7	Compensation Committee Charter *

_____________
*   Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NF ENERGY SAVING CORPORATION OF AMERICA

Date: September 11, 2009	By:	/s/ Gang Li
Gang Li
President and Chief Executive Officer